SCHEDULE 13G

EXHIBIT A

RELEVANT SUBSIDIARIES AND MEMBERS OF FILING GROUP

PARENT HOLDING COMPANIES OR CONTROL PERSONS:

Warren E. Buffett (an individual who may be deemed to control Berkshire Hathaway Inc.)

Berkshire Hathaway Inc.

OBH, Inc.

Blue Chip Stamps

Wesco Financial Corporation

Wesco Holdings Midwest, Inc.

GEICO Corporation

General Re Corporation

U.S. Investment Corporation

Medical Protective Corporation

Central States of Omaha Companies, Inc.

INSURANCE COMPANIES AS DEFINED IN SECTION 3(a)(19) OF THE ACT:

National Indemnity Company

National Fire & Marine Insurance Company

Columbia Insurance Company

Wesco-Financial Insurance Company

National Liability & Fire Insurance Company

Cypress Insurance Company

National Indemnity Company of the South

Redwood Fire and Casualty Company

Government Employees Insurance Company

General Reinsurance Corporation

Mount Vernon Fire Insurance Company

U.S. Underwriters Insurance Company

United States Liability Insurance Company

The Medical Protective Company

The Kansas Bankers Surety Company

Central States Indemnity Co. of Omaha

Note:	No Common Stock of Wells Fargo & Company is held directly by Berkshire Hathaway Inc. Other than the indirect holdings of Berkshire Hathaway Inc., no Common Stock of Wells Fargo & Company is held directly or indirectly by Warren E. Buffett, an individual who may be deemed to control Berkshire Hathaway Inc. 3,709,720 shares or approximately 0.1% of Common Stock of Wells Fargo & Company are held directly by Nebraska Furniture Mart, Inc., The Fechheimer Brothers Company, and Precision Steel Warehouse, Inc., none of which are persons specified in Rule 13d-1 (b) (1) (ii) (A) through (F).